Exhibit 99.1

ADMA Biologics Reports Second Quarter 2026 Financial Results and Provides Business Update

2Q 2026 Total Revenue of $124.4 Million, Increasing 2% Year-over-Year

2Q 2026 ASCENIV Revenue of $102.9 Million, Increasing 24% Year-over-Year

BIVIGAM Utilization Stabilized with Sequential Improvement in Demand and Revenue

2Q 2026 GAAP Net Income of $37.8 Million, Increasing 11% Year-over-Year

2Q 2026 Adjusted Net Income(1) of $39.0 Million, Increasing 8% Year-over-Year

2Q 2026 GAAP Basic EPS of $0.17, Increasing 17% Year-over-Year

2Q 2026 Adjusted EBITDA(2) of $61.8 Million, Increasing 22% Year-over-Year

Strong Balance Sheet and Financial Flexibility Support Continued Execution

ACAAI Abstract Submitted Highlighting Significant Real-World Health Outcomes and Healthcare Resource Utilization Improvements in PI Patients Treated with ASCENIV

Accelerating ASCENIV Demand and Expanding Real-World Evidence Reinforce ADMA’s Robust Growth Opportunity

Reiterates FY2026 Financial Guidance

RAMSEY, N.J. and BOCA RATON, FL, August 5, 2026 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), a U.S.-based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its second quarter 2026 financial results and provided a business update.

“Our second quarter results reflect strong execution across the business and demonstrate the power of ASCENIV’s growth trajectory,” said Adam Grossman, President and Chief Executive Officer of ADMA. “ASCENIV continued to outperform, supported by increasing physician adoption, broader prescriber engagement, new patient starts and higher patient utilization.  Growth in ASCENIV utilization accelerated in the quarter, with June delivering the strongest sequential month-over-month utilization growth since the first half of 2024.  BIVIGAM demand continued to stabilize during the quarter, resulting in sequential improvement in utilization and revenue.  Together, these trends reinforce our confidence in sustained growth throughout the balance of 2026.”
Mr. Grossman continued, “During the first half of 2026, ADMA further enhanced its robust real-world health outcomes and healthcare resource utilization data, which we believe further differentiates ASCENIV in later-line, refractory and medically complex primary immunodeficiency patients. We generated data comprising 127 real-world ASCENIV-treated patients, the majority of whom had previously received other immune globulin therapies and switched to ASCENIV.  The study’s findings demonstrated that patients experienced statistically significant reductions in infection-related hospitalizations, outpatient healthcare utilization, oral antibiotic use and corticosteroid use following ASCENIV administration, and the findings have been submitted as an abstract to the November 2026 American College of Allergy, Asthma & Immunology (“ACAAI”) Annual Scientific Meeting. Supported by this expanding real-world evidence base, we believe these datasets will further strengthen ASCENIV’s already robust patient access and commercial payer coverage. We believe ASCENIV remains early in its penetration of this underserved market, supporting our confidence in meeting or exceeding guidance ranges for 2026 and unwavering optimism in the product’s peak revenue potential.”

Reiterated FY2026 Financial Guidance
•	FY2026 total revenue expected to be $530 million to $560 million
•	FY2026 Adjusted Net Income expected to be $170 million to $200 million
•	FY2026 Adjusted EBITDA expected to be $265 million to $300 million

The FY2026 outlook continues to reflect sustained competitive dynamics and pricing pressure within the U.S. immune globulin market through the balance of the year. ASCENIV is expected to remain ADMA’s principal growth driver, supported by accelerating demand, expanding physician adoption and an increasing body of differentiated clinical and real-world evidence.
Commercial Execution Reinforces ASCENIV’s Growth Trajectory
•
ASCENIV Demand Continued to Accelerate. ASCENIV demand accelerated throughout the second quarter, culminating in June with the strongest sequential month-over-month utilization growth since the first half of 2024. The acceleration in distributor reported end-user utilization in the second quarter of 2026 reinforces management’s view that ASCENIV remains early in its penetration of the later-line, refractory primary immunodeficiency (“PI”) market.

•
ASCENIV Continued to Outperform in its Insulated Total Addressable Market (TAM) and BIVIGAM Utilization is Stabilizing Despite an Evolving, Competitive U.S. IG Market Backdrop. ASCENIV continued to outperform, supported by increasing physician adoption, broader provider engagement, new patient starts and higher patient utilization. BIVIGAM demand stabilized during the second quarter, resulting in sequential improvement in utilization and revenue.

•
New Real-World Health Outcomes Data Further Differentiated ASCENIV. ADMA submitted an abstract for publication at the 2026 ACAAI Annual Scientific Meeting highlighting results from a large real-world health outcomes and healthcare resource utilization analysis of 127 medically complex PI patients, the majority of whom had previously received other immune globulin therapies. Following initiation of ASCENIV treatment, patients experienced statistically significant reductions in infection-related hospitalizations, outpatient healthcare utilization, oral antibiotic use and corticosteroid use. The proportion of patients experiencing infection-related emergency-room visits also declined. The Company believes these findings further validate ASCENIV’s differentiated value proposition, reinforce its positioning in later-line, refractory PI patients and support continued physician adoption, payer access and utilization. These findings complement ASCENIV’s broad commercial payer coverage and support its continued commercial expansion.

o
The study population consisted of complex patients who, in addition to PI, had one of: (1) respiratory comorbidities (i.e., Asthma, COPD, bronchiectasis, etc.), (2) significant corticosteroid, antibiotic or respiratory antiviral use, or (3) recurrent infection-related healthcare resource utilization (i.e., hospitalizations, ER visits) in a calendar year.

o	The analysis compared patient outcomes and healthcare resource utilization during the 12 months before ASCENIV initiation with the 12 months following administration.

•
Commercial Momentum Supports Reiterated FY2026 Financial Guidance. Accelerating ASCENIV demand, stabilization in BIVIGAM, and continued strong cash generation reinforce management’s confidence in meeting or exceeding the Company’s FY2026 financial guidance.

•
Disciplined Capital Allocation Continues to Enhance Stockholder Value. During the second quarter, ADMA repurchased approximately 7.1 million shares of common stock under its previously authorized share repurchase program. Year-to-date total stock repurchases through June 30, 2026 were approximately 13.8 million shares, amounting to 5.3% of the Company’s common stock outstanding. In addition to the Company’s accelerated share repurchase (ASR) program completed in the second quarter, ADMA’s stock repurchases were funded through organically generated operating cash flow, while the Company maintained substantial financial flexibility to support commercial expansion, manufacturing initiatives and pipeline development.  The Company remains active with share repurchases and is on track to complete its previously stated $200 million or more 2026 share repurchase target.

•
SG-001 Development Remains on Track. ADMA continues to advance plasma collection optimization, potency assay development and preclinical activities supporting planned conformance lot production during the second half of 2026, ahead of the anticipated submission of its pre-Investigational New Drug (IND) meeting package to the U.S. Food and Drug Administration by year-end.  Leveraging ADMA’s existing platform and commercial infrastructure, the Company believes it is positioned for a potentially rapid commercial ramp-up toward an approximately $300 to $500 million market opportunity.

o
Immunocompromised patients remain at a disproportionately high risk for severe pneumococcal disease. Underlying impairments in functional immunity limit vaccine-mediated protection, leaving a persistent need for alternative targeted preventive strategies in the patients at greatest risk. ADMA believes SG-001 has the potential to mitigate the burden of the disease and is encouraged by the pre-clinical studies conducted to date.

Second Quarter 2026 Financial Results:

Total revenue for the quarter ended June 30, 2026 was $124.4 million, compared to $122.0 million for the quarter ended June 30, 2025. ASCENIV revenue of $102.9 million in the quarter demonstrated 24% growth year-over-year, while BIVIGAM revenue was $19.4 million, a 49% decline year-over-year, however, growing sequentially from the first quarter 2026 trough levels.

Gross profit for the quarter ended June 30, 2026 was $86.3 million, compared to $67.2 million in the prior-year period, resulting in gross margin of 69% in 2026 compared to 55% in the prior-year period. The gross margin expansion year-over-year reflects the product mix shift towards the higher margin ASCENIV product as well as the continued impact of the Company’s yield enhanced manufacturing process approved in 2025.

Research and development expenses for the quarter ended June 30, 2026 were $6.0 million, compared to $1.0 million in the prior-year period, primarily driven by investment in the SG-001 development project.

Selling, general and administrative expenses for the quarter ended June 30, 2026 were $26.7 million, compared to $22.2 million in the prior-year period, primarily driven by higher employee-related costs, increased software maintenance costs, higher professional and consulting fees associated with ongoing legal and related matters, and strategic initiatives supporting corporate growth.

GAAP net income for the quarter ended June 30, 2026 was $37.8 million, compared to $34.2 million for the quarter ended June 30, 2025. The 11% growth in GAAP net income year-over-year was driven primarily by a favorable product mix, reflecting continued ASCENIV growth and higher gross margins, partially offset by an increase in the effective tax rate to 24.7% in the current period as compared to 14.7% in the second quarter of 2025.

GAAP Basic EPS was $0.17 for the quarter ended June 30, 2026, compared to $0.14 in the prior-year period, representing 17% year-over-year growth.

Adjusted Net Income for the quarter ended June 30, 2026 was $39.0 million, representing 8% year-over-year growth.

Adjusted EBITDA for the quarter ended June 30, 2026 was $61.8 million, representing 22% year-over-year growth.

First Half 2026 Financial Results:

Total revenue for the six months ended June 30, 2026 was $238.9 million, compared to $236.8 million for the six months ended June 30, 2025. ASCENIV revenue of $200.4 million in the first half of 2026 demonstrated 26% growth year-over-year, while BIVIGAM revenue was $34.8 million, representing a year-over-year decline of 51%.

Gross profit for the six months ended June 30, 2026 was $167.0 million, compared to $128.3 million in the prior-year period, resulting in gross margin of 70%, compared to 54% in the prior-year period. The year-over-year gross margin expansion reflects a favorable product mix driven by continued ASCENIV growth, as well as the ongoing benefits of the Company’s yield-enhanced manufacturing process approved in 2025.

Research and development expenses for the six months ended June 30, 2026 were $8.6 million, compared to $1.9 million in the prior-year period, primarily reflecting continued investment in the advancement of the Company’s SG-001 pipeline program.

Selling, general and administrative expenses for the six months ended June 30, 2026 were $53.5 million, compared to $46.3 million in the prior-year period, primarily driven by an increase in personnel costs, including stock-based compensation, and an increase in professional and consulting fees associated with ongoing legal and related matters and strategic initiatives supporting corporate growth.

GAAP net income for the six months ended June 30, 2026 was $83.1 million, compared to $61.1 million in the prior-year period. The 36% year-over-year increase in GAAP net income was primarily driven by favorable product mix resulting from continued ASCENIV growth and higher gross margins, and also benefited from the divestiture of three plasma collection centers during the first quarter of 2026.

GAAP Basic EPS for the six months ended June 30, 2026 was $0.36, compared to $0.26 in the prior-year period, representing 38% year-over-year growth.

Adjusted Net Income for the six months ended June 30, 2026 was $79.6 million, representing 15% year-over-year growth.

Adjusted EBITDA for the six months ended June 30, 2026 was $121.5 million, representing 23% year-over-year growth.

Conference Call Information

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About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the United States Food and Drug Administration (FDA) in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and children (2 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes such as bacteria and viruses that safeguard against infection and disease. ASCENIV is protected by numerous issued patents in the United States and internationally and a wide range of patent applications worldwide. Certain data and other information about ASCENIV can be found by visiting www.asceniv.com. Information about ADMA and its products can be found on the Company’s website at www.admabiologics.com.

Additional Important Safety Information About ASCENIV™

WARNING: THROMBOSIS, RENAL DYSFUNCTION AND ACUTE RENAL FAILURE

Thrombosis may occur with immune globulin intravenous (IGIV) products, including ASCENIV. Risk factors may include: advanced age, prolonged immobilization, hypercoagulable conditions, history of venous or arterial thrombosis, use of estrogens, indwelling vascular catheters, hyperviscosity, and cardiovascular risk factors.

Renal dysfunction, acute renal failure, osmotic nephrosis, and death may occur with the administration of IGIV products in predisposed patients. Such events require immediate medical intervention, if not recognized or managed appropriately, may result in persistent or significant disability or lead to fatal outcome.

For patients at risk of thrombosis, renal dysfunction or renal failure, administer ASCENIV at the minimum dose and infusion rate practicable. Ensure adequate hydration in patients before administration. Monitor for signs and symptoms of thrombosis and assess blood viscosity in patients at risk for hyperviscosity.

ASCENIV™ Contraindications:

History of anaphylactic or severe systemic reactions to human immunoglobulin.

IgA deficient patients with antibodies to IgA and a history of hypersensitivity.

ASCENIV™ Warnings and Precautions:

IgA-deficient patients with antibodies against IgA are at greater risk of developing severe hypersensitivity and anaphylactic reactions. Have medications such as epinephrine available to treat any acute severe hypersensitivity reactions. [4, 5.1]

Thrombotic events have occurred in patients receiving IGIV treatments. Monitor patients with known risk factors for thrombotic events; consider baseline assessment of blood viscosity for patients at risk of hyperviscosity. [5.2, 5.4]

In patients at risk of developing acute renal failure, monitor renal function, including blood urea nitrogen (BUN), serum creatinine, and urine output. [5.3, 5.9]

Hyperproteinemia, increased serum viscosity, and hyponatremia or pseudohyponatremia can occur in patients receiving IGIV treatment.

Aseptic meningitis syndrome (AMS) has been reported with IGIV treatments, especially with high doses or rapid infusion. [5.5]

Hemolytic anemia can develop subsequent to IGIV treatment. Monitor patients for hemolysis and hemolytic anemia. [5.6]

Monitor patients for pulmonary adverse reactions (Transfusion-related acute lung injury [TRALI]). If transfusion related acute lung injury is suspected, test the product and patient for antineutrophil antibodies. [5.7]

Because this product is made from human blood, it may carry a risk of transmitting infectious agents, e.g., viruses, and theoretically, the Creutzfeldt-Jakob disease (CJD) agent.

ASCENIV™ Adverse Reactions:

The most common adverse reactions to ASCENIV (≥5% of study subjects) were headache, sinusitis, diarrhea, gastroenteritis viral, nasopharyngitis, upper respiratory tract infection, bronchitis, and nausea.

To report SUSPECTED ADVERSE REACTIONS, contact ADMA Biologics at (800) 458-4244 or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.http://www.fda.gov/medwatch

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is a U.S.-based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. Additionally, ADMA is developing SG-001, a pre-clinical, investigative hyperimmune globulin targeting S. pneumonia. ADMA manufactures its immune globulin products and product candidates at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products and product candidates. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.www.admabiologics.com

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes Adjusted EBITDA and Adjusted Net Income are useful to investors in evaluating the Company’s financial performance. The Company uses Adjusted EBITDA and Adjusted Net Income as key performance measures because it believes that they facilitate operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as, in the case of Adjusted EBITDA, stock-based compensation or certain non-recurring items, and in the case of Adjusted Net Income, certain non-recurring items. The Company believes that investors should have access to the same set of tools used by its management and Board of Directors to assess its operating performance. Adjusted EBITDA and Adjusted Net Income should not be considered as measures of financial performance under GAAP, and the items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income, cash flows from operations, or any other performance measures derived in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to these non-GAAP measures for applicable periods.

The Company has not provided a reconciliation of its forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure because certain items that are excluded from such non-GAAP financial measures cannot be reasonably predicted or estimated without unreasonable effort. These items may include, but are not limited to, costs associated with potential business development, licensing, collaboration, acquisition, divestiture or other strategic transactions; unusual legal, litigation, regulatory, settlement and related professional fees, expenses and other organizational optimization costs; and other unusual, non-recurring, infrequent or non-cash items that may arise during the applicable period.

The timing, occurrence, and magnitude of these items are inherently uncertain and depend on a variety of factors that are outside of the Company’s control or cannot be reasonably predicted at this time. Accordingly, management is unable to estimate these amounts with reasonable certainty or determine the probable significance of such items to the corresponding GAAP financial measure without unreasonable effort. These items could have a material impact on the Company’s GAAP results for the applicable reporting period.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “position us,” “positioned,” “support,” “should,” “could,” “would,” “may,” “potential,” “view,” “opportunity” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s total revenue, Adjusted Net Income, Adjusted EBITDA, earnings and earnings potential, financial guidance in future periods and related assumptions; the current U.S. immune globulin market, including competitive pressures; sustained competitive dynamics, pricing pressure, customer ordering patterns and inventory levels; our commercial execution initiatives and intended financial benefits; ASCENIV revenue growth and potential, value proposition, growth trajectory, penetration curve, appropriate market, patient access, commercial payer coverage, adoption, demand and utilization; our share repurchase target; and SG-001, its data, development, regulatory filings, revenue potential and clinical trial timeline. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

(1) Adjusted Net Income is a non-GAAP financial measure. For a reconciliation of Adjusted Net Income to the most comparable GAAP measure, see the reconciliation included in the financial tables. All non-GAAP adjustments are presented pre-tax.
(2) Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, see the reconciliation included in the financial tables.
INVESTOR RELATIONS CONTACT:
Argot Partners | 212-600-1902 | ADMA@argotpartners.com
MEDIA CONTACT:
Longacre Square Partners | ADMABiologics@longacresquare.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(in thousands, except share and per share data)
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$136,020	$87,630
Accounts receivable, net	138,231	158,429
Inventories, net	239,313	206,465
Prepaid expenses and other current assets	14,639	7,458
Assets held for sale	-	6,530
Total current assets	528,203	466,512
Property and equipment, net	66,664	65,057
Intangible assets, net	575	632
Goodwill	3,530	3,530
Deferred tax assets, net	69,965	73,261
Right-of-use assets	6,146	6,650
Deposits and other assets	9,127	8,600
TOTAL ASSETS	$684,210	$624,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,724	$22,519
Accrued expenses and other current liabilities	39,105	40,466
Current portion of long-term debt	3,750	2,813
Current portion of lease obligations	1,178	1,096
Liabilities held for sale	-	2,647
Total current liabilities	75,757	69,541
Long-term debt	192,839	69,330
Deferred revenue, net of current portion	1,334	1,405
Lease obligations, net of current portion	6,072	6,646
TOTAL LIABILITIES	$276,002	$146,922

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, June 30, 2026: 241,089,992 issued and 225,355,228 outstanding; December 31, 2025: 239,793,566 issued and 237,874,496 outstanding	24	24
Treasury stock, at cost, 15,734,764 and 1,919,070 shares as of June 30, 2026 and December 31, 2025, respectively	(188,452)	(32,090)
Additional paid-in capital	675,139	671,039
Accumulated deficit	(78,503)	(161,653)
TOTAL STOCKHOLDERS’ EQUITY	408,208	477,320
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$684,210	$624,242

ADMA BIOLOGICS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
NON-GAAP RECONCILIATION

	Three Months ended June 30,		Six Months ended June 30,
	2026	2025	2026	2025
	(in thousands, except share and per share data)
	Unaudited

REVENUES	$124,395	$121,984	$238,888	$236,786
Cost of product revenue	38,118	54,757	71,861	108,463
Gross profit	86,277	67,227	167,027	128,323

OPERATING EXPENSES:
Research and development	6,014	1,031	8,611	1,858
Plasma center operating expenses	1,026	1,152	2,088	2,438
Amortization of intangible assets	55	32	110	57
Gain on sale of plasma centers	-	-	(7,980)	-
Selling, general and administrative	26,737	22,214	53,479	46,292
Total operating expenses	33,832	24,429	56,308	50,645

INCOME FROM OPERATIONS	52,445	42,798	110,719	77,678

OTHER INCOME (EXPENSE):
Interest and other income	1,238	400	2,331	1,008
Interest expense	(3,424)	(1,834)	(5,524)	(3,809)
Loss on extinguishment of debt	-	(1,159)	-	(1,159)
Other expense	(22)	(108)	(161)	(172)
Other income (expense), net	(2,208)	(2,701)	(3,354)	(4,132)

INCOME BEFORE INCOME TAXES	50,237	40,097	107,365	73,546

Provision for income taxes	12,415	5,878	24,215	12,424

NET INCOME	$37,822	$34,219	$83,150	$61,122

BASIC EARNINGS PER COMMON SHARE	$0.17	$0.14	$0.36	$0.26
DILUTED EARNINGS PER COMMON SHARE	$0.16	$0.14	$0.35	$0.25

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	228,232,503	241,490,715	232,136,480	238,309,156
Diluted	230,337,048	248,608,460	235,240,375	245,750,155

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA(2)

	Three Months ended June 30,		Six Months ended June 30,
	2026	2025	2026	2025
	(in thousands)
	Unaudited
Net income	$37,822	$34,219	$83,150	$61,122
Depreciation	1,726	2,027	3,510	3,970
Amortization	55	32	110	57
Income taxes	12,415	5,878	24,215	12,424
Interest expense, net	2,186	1,834	3,169	3,809
EBITDA	54,204	43,990	114,154	81,382
Stock-based compensation	6,135	4,963	12,464	9,587
Voluntary Withdrawal and product replacements	-	164	-	4,001
Yield enhancement	429	493	841	1,395
Gain on sale of plasma centers	-	-	(7,980)	-
Loss on extinguishment of debt	-	1,159	-	1,159
Non-recurring professional fees	1,078	-	2,020	1,182
Adjusted EBITDA	$61,846	$50,769	$121,499	$98,706

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME(1)

	Three Months ended June 30,		Six Months ended June 30,
	2026	2025	2026	2025
	(in thousands)
	Unaudited
Net income	$37,822	$34,219	$83,150	$61,122
Stock-based compensation modifications	-	-	609	474
Customer credits related to the Voluntary Withdrawal	-	164	-	4,001
Loss on extinguishment of debt	-	1,159	-	1,159
Yield Enhancement	323	493	650	1,395
Gain on sale of plasma centers	-	-	(6,332)	-
Non-recurring professional fees	812	-	1,559	1,182
Adjusted net income (a)	$38,957	$36,035	$79,636	$69,333

(a) Add-backs reflected during the three and six months ended June 30, 2025 exclude estimated tax effect of $0.3 million and $1.4 million, respectively. Add-backs reflected during the three months and six months ended June 30, 2026 were tax affected using the respective effective tax rates.

PRODUCT-LEVEL TOTAL REVENUE

	Three Months ended June 30,				Six Months ended June 30,
	2026	2025	Increase/ (Decrease)	Increase/ (Decrease) %	2026	2025	Increase/ (Decrease)	Increase/ (Decrease) %
(in thousands)	Unaudited
ASCENIV	$102,921	$83,321	$19,600	23.5%	$200,407	$159,653	$40,754	25.5%
BIVIGAM	19,419	37,710	(18,291)	-48.5%	34,841	71,222	(36,381)	-51.1%
Intermediates and other products (1)	1,297	917	380	41.4%	2,130	4,790	(2,660)	-55.5%
ADMA BioManufacturing	123,637	121,948	1,689	1.4%	237,378	235,665	1,713	0.7%

Plasma Collection Centers	723	-	723	100%	1,439	1,050	388	37.0%
License revenue	35	36	(1)	-2.7%	71	71	-	0.0%
Total Revenues	$124,395	$121,984	$2,411	2.0%	$238,888	$236,786	$2,101	0.9%

(1) Due to Nabi-HB historically representing less than 10% of the Company’s revenue within the ADMA BioManufacturing segment, it has been included under intermediates and other products.

ADMA BIOLOGICS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,
	2026	2025
(In thousands)	Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$83,150	61,122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,620	4,027
Gain on sale of plasma centers	(7,980)	-
Loss on disposal of fixed assets	42	-
Deferred income tax provision	3,295	5,045
Stock-based compensation	12,464	9,587
Amortization of debt discount	383	350
Loss on extinguishment of debt	-	1,159
Amortization of license revenue	(71)	(71)
Changes in operating assets and liabilities:
Accounts receivable	20,198	(59,726)
Inventories	(32,848)	(21,229)
Prepaid expenses and other current assets	(1,181)	(2,095)
Deposits and other assets	(22)	(306)
Accounts payable	8,846	9,409
Accrued expenses	(1,478)	(5,206)
Other current and non-current liabilities	(630)	(602)
Net cash provided by operating activities	87,788	1,464

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,799)	(7,123)
Acquisition of intangible assets	(53)	(124)
Proceeds on the sales of assets held for sale	5,000	-
Net cash provided by (used in) investing activities	148	(7,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Ares term loan payments	-	(30,000)
Ares revolving facility proceeds	-	30,000
JPM term loan payments	(938)	-
JPM revolving facility proceeds	125,000	-
Prepayment penalties on repayment of debt	-	(450)
Taxes paid on vested restricted stock units	(8,986)	(8,419)
Net proceeds from the exercise of stock options	623	2,165
Payment of end of term fee	-	(375)
Acquisition of treasury stock	(155,245)	-
Net cash used in financing activities	(39,546)	(7,079)

Net increase (decrease) in cash and cash equivalents	48,390	(12,862)
Cash and cash equivalents - beginning of period	87,630	103,147
Cash and cash equivalents - end of period	$136,020	$90,285